Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (“Agreement”) is made by and between Mardi C. Dier (“Employee”) and ACELYRIN, INC. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed a Proprietary Information and Inventions Assignment Agreement with the Company on November 2, 2022 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee entered into agreements (collectively, “Stock Option Agreement”) granting Employee the option to purchase an aggregate of 758,847 shares of the Company’s common stock (the “Employee Options”), all subject to the terms and conditions of the Company’s 2020 Stock Option and Grant Plan and the Company’s 2023 Equity Incentive Plan (collectively, the “Plan”) ;

WHEREAS, the Employee has tendered her resignation, and the Company has accepted such resignation, effective August 15, 2023 (the “Termination Date”);

WHEREAS, as of August 2, 2023, Employee shall be on a paid leave of absence and shall be relieved of all duties;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.    Consideration. In consideration of Employee’s execution of this Agreement, Company will provide Employee with the following severance benefits:

a.    Severance Payment. Company will pay Employee, as severance, the equivalent of one (1) year of base salary of $500,000.00, subject to standard payroll deductions and withholdings. This amount will be paid in the form of salary continuation, commencing within thirty (30) days following the Effective Date of this Agreement (as defined herein), with the first payment to include the amount accrued from the Termination Date.

b.    COBRA. Subject to Employee’s timely election of COBRA, Company shall reimburse Employee for the COBRA premiums to continue Employee’s health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium

Period”) starting on the Termination Date and ending on the earliest to occur of: (i) one year following the Termination Date; (ii) the date Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date Employee ceases to be eligible for COBRA coverage for any reason. Employee must timely pay Employee’s premiums, and then provide documentation to the Company to obtain reimbursement for COBRA premiums under this Section. In the event Employee becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company in writing.

c.    Additional Severance Payment. Company will pay Employee, as an additional severance payment, 50% of the pro-rated bonus for 2023 (prorated based on target through the Termination Date), totaling $62,500.00. This amount will be paid in a lump sum, less deductions and withholdings, on the first payroll date following the Effective Date of this Agreement. The Company will pay Employee’s attorney(s) for documented attorney’s fees up to a max of $20,000. Any such invoices must be submitted to the Company no later than the Termination Date.

d.    Acceleration. Effective on the Termination Date, the Company will accelerate the vesting of the options granted to Employee November 15, 2022 (“November 2022 Option Grant”) such that Employee will be deemed vested in those options that would have vested had Employee remained employed through May 15, 2024. As a result of this acceleration, Employee will have a total of 252,607 vested options under the terms of the November Option Grant. Additionally, effective on the Termination Date, the Company will accelerate the vesting of 50% of the options granted to Employee on May 8, 2023 (“May 2023 Option Grant”) such that Employee will be deemed vested in those shares that would have vested had Employee remained employed through May 15, 2024. As a result of this acceleration, Employee will have a total of 10,653 vested options under the terms of the May 2023 Option Grant. The remaining options in the November 2022 Option Grant and May 2023 Option Grant will terminate on the Termination Date. Except as expressly set forth herein, the Employees rights with respect to her options grants will be governed entirely by the terms of the Stock Options Agreements and the Plan.

2.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee further acknowledges and agrees that Employee is not entitled to, and will not receive, any benefits under the Company’s Severance Plan.

EMPLOYEE UNDERSTANDS THAT NEITHER THIS AGREEMENT NOR THE COURSE OF EMPLOYEE’S    EMPLOYMENT WITH THE COMPANY, OR ANY OTHER SERVICE TO THE COMPANY, GIVE OR GAVE EMPLOYEE ANY RIGHT, CONTINUING OR OTHERWISE, TO THE REVENUES AND/OR PROFITS OF THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW) OR ANY OTHER INTEREST, ECONOMIC OR OTHERWISE, IN THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW).

3.    Employee Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Employee Releasees”). Employee, on her own behalf and on behalf of her respective heirs, family members, executors, agents, attorneys and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Employee Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act (“ADEA”); the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement and does not release claims that cannot be released as a matter of law. This release does not release any rights Employee has to indemnification under the Company’s governing documents, any agreement between Employee and the Company, or the law. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

4.    ADEA Release. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee has under the ADEA, and that the consideration given for the waiver and releases Employee has given in this Agreement is in addition to anything of value to which Employee was already entitled. Employee acknowledges that Employee has been advised, as required by the ADEA, that: (i) Employee’s waiver and release does not apply to any rights or claims arising after the date Employee signs this Agreement; (ii) Employee should consult with an attorney prior to signing this Agreement (although Employee may choose voluntarily not to do so); (iii) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose voluntarily to sign it sooner); (iv) Employee has seven (7) days following the date Employee signs this Agreement to revoke this Agreement (in a written revocation sent to the Company’s Chief Executive Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Employee signs this Agreement provided that Employee does not revoke it (the “Effective Date”).

5.    Company Release. The Company hereby and forever releases Employee from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company may possess against Employee arising from any omissions, acts, facts, or damages that have occurred up until and including the date the Company signs this Agreement; provided, however, that this release shall not extend to claims against Employee based on facts not known to the Company’s officers and directors as of the date of the execution of this Agreement, for breach of any legal or contractual obligation to protect the Company’s confidential, trade secret or proprietary information, nor to any claims against Employee for fraud or theft against the Company.

6.    California Civil Code Section 1542. Employee and the Company acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Both Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

7.    Cooperation. Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Employee’s employment by the Company. Such cooperation includes, without limitation, Employee making herself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any such cooperation (including attorneys’ fees approved by the Company but excluding foregone wages) and will make reasonable efforts to accommodate Employee’s scheduling needs.

8.    No Pending or Future Lawsuits. Employee represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the other Employee Releasees. Employee also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the other Employee Releasees. The Company represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against the Employee. The Company also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against Employee.

9.    Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Employee affirms that Employee has or will return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. Employee’s signature below constitutes her certification under penalty of perjury that she has or will return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with her employment with the Company, or otherwise belonging to the Company.

10.    No Cooperation. Employee agrees that she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Employee Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Employee Releasees, Employee shall state no more than that she cannot provide counsel or assistance.

11.    Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company or any of its present or former officers, directors, or employees, and agrees to refrain from any tortious interference with the contracts and relationships of the Company, provided that Employee may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Further, the Company agrees that its directors and officers (for so long as they are serving in such roles), will refrain from any disparagement, defamation, libel, or slander of Employee, provided that the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Employee shall direct any inquiries by potential future employers to the Company’s human resources department. In response to any inquiry by potential future employers, the Company shall provide only the dates of Employees employment with the Company and her positions.

12.    Public Announcements. Employee and the Company agree that, in connection with Employee’s separation from the Company, the Company will file a Form 8K with the Securities & Exchange Commission in the form and containing the language attached as Exhibit A hereto. Employee and the Company agree that any announcements or statements regarding your resignation from the Company in public disclosures, including statements to Company employees, contractors, vendors, or customers, whether written or oral, shall consist only of the statement that Employee has resigned from the Company on mutually agreed on terms and that the Company thanks Employee for her contributions and wishes her the best in her future endeavors and the information reflected in Exhibit A.

13.    Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14.    No Admission of Liability. Employee and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by each of them. No action taken by the Company or Employee hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Employee of any fault or liability whatsoever to the other or to any third party.

15.    Costs. Except as set forth above in Section 1(c), the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.    No Representations. Employee represents that she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee and the Company each represent that they have not relied upon any representations or statements made by the other or any other person or entity that are not specifically set forth in this Agreement.

18.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

19.    Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

20.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement.

21.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

22.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

23.    Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Employee’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right Employee may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

24.    Counterparts. This Agreement may be executed in counterparts, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned Parties. This Agreement may also be executed by facsimile or electronic signature, and each such signature is a fully enforceable signature hereto upon receipt by electronic mail, facsimile or mail by the other Party.

25.    Voluntary Execution of Agreement. Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	she has read this Agreement;

(b)	she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel;

(c)	she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MARDI C. DIER, an individual

Dated: August 2, 2023	/s/ Mardi C. Dier
Mardi C. Dier

ACELYRIN, INC.

Dated: August 2, 2023	By:	/s/ Shao-Lee Lin
Shao-Lee Lin, MD, PhD
Founder and Chief Executive Officer

EXHIBIT A

Mardi C. Dier has resigned from her position as Chief Financial Officer and Chief Business Officer of ACELYRIN, INC. (the “Company”) through mutual agreement between the Company and Ms. Dier. Her last day of employment with the Company will be August 15, 2023 (the “Resignation Date”). In connection therewith, the Company has entered into a Separation Agreement and Mutual General Release with Ms. Dier (the “Resignation Agreement”), pursuant to which Company agreed to provide Ms. Dier with certain severance benefits, including the following: one year of her current base salary and COBRA health insurance premiums, a lump sum payment equal to 50% of her target bonus as pro-rated through the Resignation Date, and nine months of stock option award vesting acceleration with respect to her outstanding stock option awards. The foregoing description of the Resignation Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Resignation Agreement which is filed as Exhibit 10.1 hereto and is incorporated by reference.

[Description of appointment of interim CFO to be inserted by the Company]